As filed with the Securities and Exchange Commission on March 10, 2005

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ISLE OF CAPRI CASINOS, INC.
(Exact name of Registrant as specified in its charter)

                     Delaware                                                                          41-1659606
                    (State or other jurisdiction                                              (I.R.S. Employer
                                                                    of incorporation or organization)                                  Identification Number)

1641 Popps Ferry Road
Biloxi, Mississippi 39532
(228) 396-7000
(Address, including zip code, and telephone number,
including area code, of principal executive offices)

ISLE OF CAPRI CASINOS, INC.
RETIREMENT TRUST AND SAVINGS PLAN
(Full titles of the plan)

Send to:
Rexford A. Yeisley
Senior Vice President and Chief Financial Officer
Isle of Capri Casinos, Inc.
1641 Popps Ferry Road
Biloxi, Mississippi 39532
(228) 396-7000
(Name and address of agent for service)

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered(1)	Amount to be registered(1)(2)	Proposed Maximum Offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $0.01 par value	100,000	$28.40	$2,840,000	$335.00

(1) In addition, pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended (the “1933 Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2) This registration statement shall, in accordance with Rule 416 under the 1933 Act be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Estimated solely for purposes of calculating the amount of the registration fee, pursuant to paragraphs of (c) and h) of Rule 457 under the 1933 Act and computed on the basis of the average of the high and low sales prices per share of the Registrant’s common stock, as reported on The Nasdaq Stock Market on March 9, 2005.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the 1933 Act.

INCORPORATION OF PREVIOUS REGISTRATION STATEMENT

Pursuant to General Instruction E. to Form S-8, the contents of the Registrant’s Registration Statement on Form S-8, File No. 33-93088, are incorporated herein by reference. This Registration Statement covers 100,000 additional shares issuable under the Isle of Capri Casinos, Inc. Retirement Trust and Savings Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The documents listed below have been filed with the Securities and Exchange Commission (the “Commission”) by Isle of Capri Casinos, Inc. (the “Company”) and are incorporated herein by reference:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended April 25, 2004, filed with the Commission on June 29, 2004;

(2) The Company’s Quarterly Reports on Form 10-Q for the quarters ended July 25, 2004 filed with the Commission on August 26, 2004, October 24, 2004 filed with the Commission on December 1, 2004 and January 23, 2005 filed with the Commission on March 1, 2005;

(3) The Company’s Current Reports on Form 8-K, filed with the Commission on November 24, 2004, December 6, 2004, December 23, 2004 and February 10, 2005;

(4) The description of the Company’s common stock, $0.01 par value, contained in Form S-3, Reg. No. 333-9653, as filed with the Commission on October 3, 1996, by Casino Americas, Inc., the Company’s predecessor.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing by the Company of a post-effective amendment that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

Allan B. Solomon is Executive Vice President and General Counsel of the Company. As of March 10, 2005, Mr. Solomon owned 385,785 shares of common stock of the Company, including 219,699 shares issuable upon exercise of stock options that are exercisable within 60 days of the date hereof. Mr. Solomon is eligible to participate in the Retirement Trust and Savings Plan.

Item 6.  Indemnification of Directors and Officers.

(a) Section 145 of the Delaware General Corporation Law (the “Delaware GCL”) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified, and authorizes the Company to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws.

(b) Article 8 of the Certificate of Incorporation of the Company provides for indemnification of directors and officers to the fullest extent permitted by law. The Company presently maintains director’s and officer’s insurance with limits up to $20.0 million.

(c) In accordance with Section 102(b)(7) of the Delaware GCL, the Company’s Certificate of Incorporation provides that directors shall not be personally liable to the Company or its stockholders for monetary damages for breaches of their fiduciary duty as directors except for (1) breaches of their duty of loyalty to the Company or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the Delaware GCL (unlawful payment of dividends), or (4) transactions from which a director derives an improper personal benefit.

Item 8.  Exhibits.

Incorporated by reference to the Exhibit Index attached hereto.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Biloxi, Mississippi, on this 10th day of March, 2005.

ISLE OF CAPRI CASINOS, INC.

By: /s/ Bernard Goldstein
                                                                                                                       Bernard Goldstein
                                                                                                                       Chairman of the Board, Chief
                                                                                                                       Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Bernard Goldstein and Rexford A. Yeisley, and each or any one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith and all instruments necessary, appropriate or advisable to enable the Company to comply with the Securities Act of 1933 and other federal and state securities laws, in connection with the Isle of Capri Casinos, Inc. Retirement Trust and Savings Plan and to file any such documents or instruments with the Securities and Exchange Commission, and to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature     Title     Date

/s/ Bernard Goldstein              Chairman of the Board, Chief                        March 10, 2005
Bernard Goldstein               Executive Officer and Director
                                                   (Principal Executive Officer)

/s/Rexford A. Yeisley  Senior Vice President, Chief                    March 10, 2005
Rexford A. Yeisley              Financial Officer, Treasurer
                                                   and Assistant Secretary
                                                   (Principal Financial and
                                                    Accounting Officer)

/s/ Emanuel Crystal    Director                                                               March 10, 2005
Emanuel Crystal

/s/ Robert S. Goldstein          Director                                                                March 10, 2005
Robert S. Goldstein

/s/ Alan J. Glazer        Director                                                                 March 10, 2005
Alan J. Glazer

/s/ W. Randolph Baker         Director                                                                 March 10, 2005
W. Randolph Baker

/s/ Jeffrey D. Goldstein         Director                                                                March 10, 2005
Jeffrey D. Goldstein

/s/ John Brackenbury         Director                                                                March 10, 2005
John Brackenbury

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Biloxi, Mississippi, on this 10th day of March, 2005.

                                                                                                                        ISLE OF CAPRI CASINOS, INC. RETIREMENT TRUST AND SAVINGS PLAN

By: /s/ Robert F. Boone
                                                                                                                       Robert F. Boone
                                                                                                                       Vice President of Human Resources and Risk Management
                                                                                                                       (Plan Administrator)

EXHIBIT INDEX

Exhibit
Number Document Description

                                 4.1  Certificate of Incorporation of Casino America, Inc. (1)

                                 4.2   Amendment to Certificate of Incorporation of Casino America, Inc. (2)

                                 4.3   By-laws of Casino America, Inc. (1)

 4.4   Amendments to By-laws of Casino America, Inc., dated February 7,1997 (3)

4.5   Rights Agreement, dated as of February 7, 1997, between Casino America, Inc. and Norwest Bank Minnesota, N.A., as rights agent (4)

                                4.6   Specimen Certificate of the Common Stock (5)

  5   Opinion of Allan B. Solomon, Executive Vice President and General Counsel of Isle of Capri Casinos, Inc., regarding the legality of the common stock being registered

23.1 Consent of Ernst & Young LLP

23.2 Consent of Allan B. Solomon (included in Exhibit 5)

24    Power of Attorney (included on the signature pages to this registration statement)
___________________
(1) Filed as an exhibit to Casino America, Inc.’s Registration Statement on Form S-1 filed September 3, 1993, as amended (Reg. No. 33-68434), and incorporated herein by reference.

(2) Filed as an exhibit to Casino America, Inc.’s Proxy Statement for the fiscal year ended April 26, 1998 (File No. 0-20538) and incorporated herein by reference.

(3) Filed as an exhibit to Isle of Capri Casinos, Inc.’s Annual Report on Form 10-K for the fiscal year ended April 27, 1997 (File No. 0-20538) and incorporated herein by reference.

(4) Filed as an exhibit to Casino America, Inc.’s Current Report on Form 8-K filed on February 14, 1997 (File No. 0-20538) and incorporated herein by reference.

(5) Filed as an exhibit to Casino America, Inc.’s Annual Report on Form 10-K for the fiscal year ended April 30, 1992 (File No. 0-20538) and incorporated herein by reference.